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As filed with the Securities and Exchange Commission on February 7, 2006

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEACOR Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3542736 (I.R.S. employer identification number)

11200 Richmond Avenue, Suite 400 Houston, Texas 77082 (281) 899-4800 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard Ryan
Senior Vice President and
Chief Financial Officer
2200 Eller Drive
Ft. Lauderdale, FL 33316
(954) 524-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David E. Zeltner, Esq.
Rod D. Miller, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

        Approximate date of commencement of proposed sale to the public:
        From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

        If this Form is a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.        ☐

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Guarantee of debt securities issued by Seabulk International, Inc. (1)	$138,500,000 (2)	100% (2)	$138,500,000 (2)	$14,819.50 (2)

(1)
This registration statement relates to the offer by SEACOR Holdings Inc. to fully and unconditionally guarantee certain outstanding debt securities of Seabulk International, Inc. in return for the consent of the holders of the debt securities to amendments to the indenture under which the debt securities were issued.

(2)
The registration fee has been calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended. For purposes of this calculation, the maximum aggregate offering price, which is estimated solely for the purpose of calculating the registration fee, is the aggregate book value of the Seabulk International, Inc. debt securities that would receive the guarantees registered hereby.

CONSENT SOLICITATION STATEMENT AND PROSPECTUS

SEACOR HOLDINGS INC.
SEABULK INTERNATIONAL, INC.
CONSENT SOLICITATION AND OFFER TO GUARANTEE

Solicitation of Consents to Amendments to Indenture In Respect of All $138,500,000
Aggregate Principal Amount Outstanding of 9 1/2% Senior Notes due 2013
(the "Notes") (CUSIP No. 81169PAD3/ISIN No. US81169PAD33)

of

SEABULK INTERNATIONAL, INC.

In Consideration of SEACOR Holdings Inc.'s Offer to Fully and Unconditionally Guarantee the Notes

The consent solicitation will expire at 5:00 p.m., New York City time, on            , 2006, unless extended.

        SEACOR Holdings Inc. is offering to fully and unconditionally guarantee the above Notes of its wholly-owned subsidiary, Seabulk International, Inc., in return for your consent to proposed amendments to the indenture under which the Notes were issued. See "The Proposed Amendments." The guarantee will be issued if the holders of a majority in aggregate principal amount of the Notes (other than Notes held by us or any of our affiliates) consent to the proposed amendments. These proposed amendments would amend certain covenants contained in the indenture governing the Notes to provide us with the operational flexibility to integrate more effectively Seabulk's business with ours and substitute certain reports we file with the Securities and Exchange Commission, or SEC, for those of Seabulk. If we receive the required consents, and the guarantee is issued, SEACOR's guarantee of your Notes will rank equal to all of SEACOR's other existing and future unsecured senior indebtedness.

        For a discussion of factors you should consider before you decide whether to consent, see "Risk Factors" beginning on page 4.

        The expiration date for the consent solicitation is 5:00 p.m., New York City time, on            , 2006, unless extended.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The solicitation agent for the consent solicitation is

UBS INVESTMENT BANK

February 7, 2006

IMPORTANT

        Holders should read and carefully consider the information contained herein before deciding whether to give their Consent to the Proposed Amendments.

        Holders who wish to consent must deliver their properly completed and executed Consent Form to the Information Agent (as defined below) at the address, facsimile number or email address set forth on the back cover of this Consent Solicitation Statement in accordance with the instructions set forth herein and in the Consent Form. Consents should not be delivered to us, the Trustee or the Solicitation Agent. However, we reserve the right to accept any Consent received by us, the Trustee or the Solicitation Agent. Any beneficial owner of Notes who is not a registered Holder of such Notes must arrange with the person who is the registered Holder or such registered Holder's assignee or nominee to execute and deliver a Consent Form on behalf of such beneficial owner.

        Recipients of this Consent Solicitation Statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Consent Solicitation.

        Please handle this matter through your bank or broker. Questions concerning the terms of the Consent Solicitation should be directed to the Solicitation Agent at the address or telephone numbers set forth on the back cover of this Consent Solicitation Statement. Requests for assistance in completing and delivering a Consent Form or requests for additional copies of this Consent Solicitation Statement, the Consent Form or other related documents should be directed to the Solicitation Agent or the Information Agent at the addresses or telephone numbers set forth on the back cover of this Consent Solicitation Statement.

        No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this Consent Solicitation Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustee, the Solicitation Agent, the Information Agent or any other person.

        The statements made in this Consent Solicitation Statement are made as of the date of this Consent Solicitation Statement and delivery of this Consent Solicitation Statement or the accompanying materials at any time does not imply that the information herein or therein is correct as of any subsequent date. The information provided in this Consent Solicitation Statement is based upon information provided solely by us. The Solicitation Agent has not independently verified and does not make any representation or warranty, express or implied, or assume any responsibility, as to the accuracy or adequacy of the information contained herein.

        The Consent Solicitation is not being made to, and a Consent Form will not be accepted from or on behalf of, a Holder in any jurisdiction in which the making of the Consent Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may in our discretion take such action as we may deem necessary to lawfully make the Consent Solicitation in any such jurisdiction and to extend the Consent Solicitation to any Holder in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Consent Solicitation to be made by a licensed broker or dealer, the Consent Solicitation will be deemed to be made on our behalf by the Solicitation Agent or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information different from what is contained in this prospectus. We are offering to guarantee the Notes, and seeking your consent to proposed amendments to the Indenture under which the Notes were issued only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

(ii)

SUMMARY

        This is a summary of material information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should carefully consider the information contained in this prospectus, including "Risk Factors" beginning on page 4 and the historical consolidated financial statements of SEACOR Holdings Inc. and Seabulk International, Inc., including the notes to those financial statements, incorporated by reference in this prospectus. In this prospectus, "SEACOR" refers to SEACOR Holdings Inc. and the terms "we", "us", "our", "ours" and the "Company" refer to SEACOR Holdings Inc. and its subsidiaries unless the context indicates otherwise.

Overview

        We are in the business of owning, operating, investing in, marketing and remarketing equipment, primarily in the offshore oil and gas and marine transportation industries. We also provide emergency environmental response and related services. We operate a diversified fleet of offshore support vessels and helicopters servicing oil and gas exploration, development and production facilities worldwide. We operate a fleet of U.S.-flag product tankers which transport petroleum, chemicals and crude products. We also operate a fleet of inland river barges transporting grain and other bulk commodities on the U.S. inland waterways. The environmental services segment provides oil spill response services, handles environmental remediation projects and offers related consulting services worldwide to those who store, transport, produce or handle petroleum products and environmentally hazardous materials.

        On July 1, 2005, we completed a merger with Seabulk International, Inc. ("Seabulk"). Under the terms of the merger agreement, Seabulk's stockholders received 0.2694 shares of our common stock plus cash of $4.00 for each share of Seabulk common stock. Based on SEACOR's closing price of $64.30 on June 30, 2005, Seabulk stockholders received approximately $21.32 in SEACOR stock and cash for each share of Seabulk. In this prospectus, we refer to the transaction as the "Seabulk merger."

        We are a Delaware corporation whose principal executive offices are located at 11200 Richmond Avenue, Suite 400, Houston, Texas 77082. Our telephone number at that address is (281) 899-4800.

The Consent Solicitation and Offer to Guarantee

The Notes	9 1/2% Senior Notes due 2013 of Seabulk.
The Consent Solicitation	SEACOR and Seabulk are soliciting consents (the "Consents") from the holders (the "Holders") of the Notes to the Proposed Amendments described below. See "The Consent Solicitation." SEACOR will provide a guarantee (the "Guarantee") if Consents to the Proposed Amendments have been validly submitted and not withdrawn by Holders of record of a majority in aggregate principal amount of the Notes.
Record Date	, 2006
Expiration Date; Extension; Amendment; Termination	The Consent Solicitation will expire at 5:00 p.m., New York City time, on , 2006, unless extended (as extended, the "Expiration Date"). We expressly reserve the right to waive or modify any term of, or terminate, the Consent Solicitation.

Guarantee	SEACOR is offering to fully and unconditionally guarantee Seabulk's payment obligations under the Notes on a senior, unsecured basis if the Proposed Amendments to the Indenture become effective.
Proposed Amendments	SEACOR and Seabulk are making the Consent Solicitation to amend certain covenants contained in the indenture, dated August 5, 2003 (the "Indenture"), governing the Notes to provide us with the operational flexibility to integrate more effectively our businesses and substitute SEACOR's financial reports that it files with the SEC for Seabulk's financial reports. The Proposed Amendments would, among other things:
	•	modify the definition of "Permitted Investments" to permit Seabulk and its restricted subsidiaries to make loans to SEACOR and SEACOR's other subsidiaries;
	•	modify the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant to permit Seabulk and its restricted subsidiaries to incur indebtedness in the form of loans from SEACOR and SEACOR's other subsidiaries, so long as such loans are subordinated in right of payment to the Notes;
	•	modify the "Limitation on Transactions with Affiliates" covenant to permit Seabulk and its restricted subsidiaries to engage in transactions with SEACOR or any of SEACOR's other subsidiaries, without having to obtain an independent fairness opinion or the approval of Seabulk's board of directors, so long as such transactions are on terms no less favorable than those that would have been obtained in a comparable transaction in arm's length dealings with an unrelated person or otherwise on terms that are fair or reasonable to Seabulk and its restricted subsidiaries; and
	•	modify the "Reports" covenant to permit Seabulk to provide SEACOR's periodic reports and other information in lieu of providing separate reports and information relating to Seabulk.

Supplemental Indenture	The Proposed Amendments and the Guarantee would be set forth in a Supplemental Indenture to the Indenture to be executed by Seabulk, SEACOR, the subsidiary guarantors and the trustee as soon as practicable after the Requisite Consents have been obtained. If the Supplemental Indenture becomes effective, it will apply to each Holder, regardless of whether that Holder delivered a consent to the Proposed Amendments.
Effective Time	The time of the execution of the Supplemental Indenture is the Effective Time.
Requisite Consents	The Proposed Amendments require the Consent of the Holders of a majority in aggregate principal amount of the Notes to become operative. Holders may not withdraw their Consents after the Effective Time.
Revocation of Consents	A Holder may revoke a previously submitted Consent at any time prior to the Effective Time by following the procedures set forth herein.
Ratings	We expect the Notes, as amended by the Proposed Amendments and guaranteed by SEACOR, to be upgraded to Ba1 by Moody's Investors Service, Inc. and BBB- by Standard & Poor's Ratings Services, which are the current comparable SEACOR credit ratings. Security ratings are not recommendations to buy, sell or hold the Notes. Ratings are subject to revision or withdrawal at any time by the rating agencies. See "Credit Ratings."
Material U.S. Income Tax Considerations	Although the issue is not free from doubt, we believe that a Holder should not recognize any income, gain or loss as a result of the implementation of the Proposed Amendments to the Indenture and the provision of our Guarantee. See "Material U.S. Federal Income Tax Considerations."
Solicitation Agent	The Solicitation Agent is UBS Securities LLC.
Information Agent and Tabulation Agent	The Information Agent and Tabulation Agent is D.F. King & Co., Inc.
Risk Factors	You should read the "Risk Factors" section beginning on page 4 of this prospectus, as well as other cautionary statements included in this prospectus, to ensure that you understand the risks associated with the Consent Solicitation and the Guarantee.

RISK FACTORS

        You should carefully consider the risks described below, as well as other information and data included in this prospectus, before deciding whether to give your Consent. Any of the following risks could materially adversely affect our business, financial condition or results of operations, which may result in your loss of all or part of your original investment.

Risks Related to the Proposed Amendments

The Proposed Amendments to the Indenture would result in fewer restrictions on Seabulk's conduct than currently exist.

        If the Proposed Amendments to the Indenture become effective, the covenants in the amended Indenture would generally impose fewer restrictions on Seabulk's conduct than the covenants currently in the Indenture. The Proposed Amendments would allow Seabulk to take actions that would otherwise have been restricted or conditioned, including certain transactions with affiliates and certain investments in and loans to SEACOR and SEACOR's other subsidiaries, and with which you may not agree. See "The Consent Solicitation" and "The Proposed Amendments" for more information about the differences between what actions are currently restricted by the covenants currently applicable to the Notes and what actions would be restricted by the covenants following the effectiveness of the Proposed Amendments.

None of SEACOR's subsidiaries, other than restricted subsidiaries of Seabulk, will guarantee the Notes, and the assets of SEACOR's non-guarantor subsidiaries may not be available to us for payment on the Guarantee.

        None of SEACOR's subsidiaries, other than restricted subsidiaries of Seabulk, will guarantee the Notes. The non-guarantor subsidiaries have no obligations to make payments to us in respect of our Guarantee of the Notes.

        In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, the creditors of such subsidiary (including trade creditors) will generally be entitled to payment of their claims from the assets of such subsidiary before any assets are made available for distribution to us as a stockholder. After paying its own creditors, a non-guarantor subsidiary may not have any remaining assets available for payment to SEACOR, and consequently, SEACOR may not have enough assets to be able to make payments on the Guarantee. As a result, the Guarantee will be effectively junior in right of payment to the obligations of the non-guarantor subsidiaries. At September 30, 2005, the indebtedness (excluding trade payables) of the non-guarantor subsidiaries was approximately $242.7 million. In addition, SEACOR and its subsidiaries, other than Seabulk and its restricted subsidiaries, will not be subject to the restrictive covenants of the Indenture and will therefore be free to incur additional indebtedness, sell or encumber assets and pay dividends.

Risks Related to the Seabulk Merger

Our inability to effectively integrate the business and operations of Seabulk International with our own could disrupt our operations and force us to incur unanticipated costs.

        The Seabulk merger has significantly increased the size of our operations. Our ability to integrate Seabulk's operations with our own is important to the future success of the combined company. Successful integration is subject to numerous conditions beyond our control, including adverse general and regional economic conditions, general negative industry trends and competition. In connection with our integration of Seabulk's operations, we will be required in 2006 to assess and make any necessary adjustments to Seabulk's internal controls and procedures in order to maintain the overall effectiveness of our internal controls and procedures, to ensure that we continue to deliver accurate and timely financial information and to ensure ongoing compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Our failure to accomplish this on a timely basis or at all could compromise our compliance with the Sarbanes Oxley Act of 2002 and the timeliness and accuracy of our financial reporting, which could reduce investor confidence in our publicly reported financial statements. The successful integration of the Seabulk business also requires us to, among other things, retain key employees from Seabulk. Our future performance depends, in part, on our ability to successfully integrate these new employees into our company. Our failure to retain and successfully integrate these new employees, or otherwise effectively integrate the Seabulk operations with our own, could disrupt our ongoing business, force us to incur unanticipated costs and adversely affect the trading price of our common stock. If we are unable to realize these anticipated benefits due to our inability to address the challenges of integrating the Seabulk business or for any other reason, it could have a material adverse effect on our business and financial and operating results and require significant additional time on the part of our senior management dedicated to resolving integration issues.

SEACOR and Seabulk may not achieve the expected benefits of the transaction.

        SEACOR and Seabulk entered into the merger agreement with the expectation that the transaction will result in various benefits. Some of those benefits may not be achieved or, if achieved, may not be achieved in the time frame in which they are expected. Whether the combined company will continue to actually realize these anticipated benefits depends on future events and circumstances, some of which are beyond our control. For example, future growth in revenues, earnings and cash flow is partly dependent on future economic conditions and conditions in the oil and gas exploration and development industries. Also, the potential synergies that SEACOR and Seabulk anticipate may not be realized. In addition, other risk factors discussed below may prevent the achievement of the expected advantages of the merger.

As a result of the Seabulk merger, we have significantly more debt than prior to the Seabulk merger, which could affect our credit rating or our business.

        In connection with the Seabulk merger, Seabulk had an outstanding debt of $492.0 million as of September 30, 2005, including the Notes. The ability of the combined company to make payments on the Notes and satisfy its other obligations will depend on its ongoing operating performance, and there can be no assurance that the combined company will possess the resources or be able to secure the resources to satisfy these obligations. Any failure on the part of the combined company to satisfy or refinance these obligations when due would have a material adverse effect on its ability to continue its business. In connection with the Seabulk merger, our corporate credit rating was downgraded. This downgrade and potential future downgrades could impair our ability to raise capital.

Risks Related to Seabulk's Business

Revenue from Seabulk's tanker business and towing business could be adversely affected by a decline in demand for domestic refined petroleum products, crude oil or chemical products, or by a change in existing methods of delivery.

        A reduction in domestic consumption of refined petroleum products, crude oil or chemical products may adversely affect revenue from the tanker business and towing business and therefore the combined businesses' condition and results of operations as a result of the Seabulk merger. Weather conditions also affect demand for Seabulk's tanker services and towing services. For example, a mild winter may reduce demand for heating oil in its areas of operation. Moreover, alternative methods of delivery of refined petroleum, natural gas or crude oil may develop, which could adversely affect demand for tanker services.

Construction of additional domestic Jones Act product tankers or towboats by competitors or additional refined petroleum product, natural gas or crude oil pipelines could have a material adverse effect on tanker and towing revenues.

        Long-haul transportation of refined petroleum products, crude oil and natural gas is generally less costly by pipeline than by tanker. Existing pipeline systems are either insufficient to meet demand in, or do not reach all of, the markets served by Seabulk's tankers. New pipeline segments are being planned and approved for the Florida market. Such activity could have an adverse effect on the volume of the tanker and towing businesses.

Seabulk could lose Jones Act protection, which would result in additional competition.

        A substantial portion of Seabulk's operations is conducted in the U.S. coastwise trade. Under the Jones Act, this trade is restricted to vessels built in the United States, owned and manned by U.S. citizens and registered under U.S. law. There have been attempts to repeal or amend the Jones Act, and these attempts are expected to continue in the future. Repeal of the Jones Act could result in additional competition from vessels built in lower-cost foreign shipyards and owned and manned by foreign nationals with promotional foreign tax incentives and with lower wages and benefits than U.S. citizens, which could have a material adverse effect on the business, results of operations and financial condition of the combined company.

Seabulk may have to phase-out some of its single hull tankers from petroleum product transportation service in U.S. and foreign waters.

        The Oil Pollution Act of 1990, commonly referred to as OPA 90, establishes a phase-out schedule, depending upon vessel size and age, for non-double-hull vessels carrying crude oil and petroleum products in U.S. coastwise transportation. The phase-out dates for Seabulk's non-double-hull tankers are as follows: Seabulk Magnachem—2007, Seabulk Power—2008, Seabulk Trader—2011, Seabulk Challenge—2011 and Seabulk America—2015. As a result of this requirement, these vessels will be prohibited from transporting crude oil and petroleum products in U.S. coastwise transportation after their phase-out dates unless they are modified to install double hulls. They would also be prohibited from transporting petroleum products in most foreign and international markets under a more accelerated IMO international phase-out schedule, were Seabulk to attempt to enter those markets.

Risks Related to our Business

If we do not restrict the amount of foreign ownership of our common stock, we could be prohibited from operating our offshore support vessels in parts of the United States and could be prohibited from operating our helicopters, which would adversely impact our business and operating results.

        We are subject to the Shipping Act, 1916, as amended (the "1916 Act"), and the Merchant Marine Act of 1920, as amended (the "1920 Act," and together with the 1916 Act, the "Shipping Acts") which govern, among other things, the ownership and operation of offshore support vessels used to carry cargo between U.S. ports. The Shipping Acts require that vessels engaged in the "U.S. coastwise trade" be owned by U.S. citizens and built in the United States. We are also subject to regulations pursuant to the Federal Aviation Act of 1958, as amended, and other statutes, which we refer to as the Aviation Acts. Generally, under the Aviation Acts aircraft operating in the United States must be registered in the United States. In order to register such aircraft under the Aviation Acts, we must be owned or controlled by U.S. citizens. Although our Restated Certificate of Incorporation and Amended and Restated By-laws contain provisions intended to assure compliance with these provisions of the Shipping Acts and the Aviation Acts, we would be prohibited from operating our offshore support vessels in the U.S. coastwise trade and our helicopters in the United States during any period in which we did not comply with these regulations.

Offshore Marine Services and Helicopter Services are subject to cyclicality and a significant or prolonged decline in oil and gas prices would likely reduce the level of exploration and development of offshore areas and would reduce demand for our vessels and helicopters.

        The offshore oil and gas industry is highly cyclical. Activity in the offshore oil and gas exploration and production industry has a significant impact on Offshore Marine Services and Helicopter Services. The level of exploration and development of offshore areas is affected by both short-term and long-term trends in oil and gas prices. In recent years, oil and gas prices have been extremely volatile and, as a result, the level of offshore exploration and drilling activity has also been extremely volatile. Reductions in oil and gas prices generally result in decreased drilling and production and corresponding decreases in demand for our vessels, logistics services and helicopters.

        Historically, Offshore Marine Services customers' capital spending has tracked increases and decreases in oil and gas commodity prices, after giving effect to inventory levels and consumer demand. A decline in rig demand that began in early 2001 tracked oil and natural gas commodity prices until the second half of 2002, when prices reached and remained at historical high levels into 2003 but did not produce an increase in drilling activity in the Gulf of Mexico and North Sea, two of Offshore Marine Services operating regions. High commodity prices continued throughout 2004 and Offshore Marine Services, as well as Helicopter Services, experienced a modest increase in demand in the second half of the year for marine and helicopter support services in the Gulf of Mexico and marine services in the North Sea.

Offshore Marine Services faces intense competition that could adversely affect its ability to increase its market share and revenues.

        Offshore Marine Services operates in a highly competitive environment. High levels of competition could reduce its operating revenues, increase expenses and reduce its profitability. In addition to price, service and reputation, important competitive factors for offshore fleets of vessels include customer flag preferences, local marine operating conditions and intended use of vessels. Other principal competitive factors include the ability to maintain logistical support given the complexity of a project and presence of equipment in the appropriate geographical locations.

Helicopter Services faces intense competition that could adversely affect its ability to increase its market share and revenues.

        Helicopter Services operates in a highly competitive environment. High levels of competition could reduce its operating revenues, increase expenses and reduce its profitability. In addition to price, service and reputation, important competitive factors for helicopter services include local operating conditions, safety record, reliability and availability of helicopters for specific requirements. In addition, many of Helicopter Services' customers operate their own helicopters which could limit rates.

Unstable political, military and economic conditions in foreign countries where a significant proportion of Offshore Marine Services' operations are conducted could adversely impact our business.

        During 2004, approximately 32% of our revenues principally resulted from Offshore Marine Services' foreign operations. These operations are subject to risks, including potential vessel seizure, terrorist attacks, nationalization of assets, currency restrictions, import-export quotas and other forms of public and governmental regulation, all of which are beyond our control. Economic sanctions or an oil embargo, for example, could have a significant negative impact on activity in the oil and gas industry and correspondingly on us should Offshore Marine Services operate vessels in a country subject to any sanctions or embargo, or in the surrounding region to the extent any sanctions or embargo disrupt our operations in the region. In addition, our vessel operations in Mexico are significantly affected by Mexican government policy. We cannot predict whether any such conditions or events might develop in the future.

Offshore Marine Services and Helicopter Services rely on several customers for a significant share of its revenues, the loss of which could adversely affect Offshore Marine Services' and Helicopter Services' businesses and operating results.

        Offshore Marine Services' and Helicopter Services' customers are primarily major oil companies, large independent oil and gas exploration and production companies. The portion of Offshore Marine Services' or Helicopter Services' revenues attributable to any single customer may change over time, depending on the level of relevant activity by such customer, Offshore Marine or Helicopter Services' ability to meet its customers' needs and other factors, many of which are beyond Offshore Marine or Helicopter Services' control.

We may be unable to maintain or replace our vessels as they age.

        As of December 31, 2004, the average age of offshore support vessels we owned, excluding our standby safety vessels, was approximately 9.6 years. We believe that after an offshore support vessel has been in service for approximately 20 years, the expense (which typically increases with age) necessary to satisfy required marine certification standards may not be economically justifiable. There can be no assurance that we will be able to maintain our fleet by extending the economic life of existing vessels, or that our financial resources will be sufficient to enable us to make expenditures necessary for these purposes or to acquire or build replacement vessels.

An increase in the supply of offshore support vessels would likely have an adverse impact on the charter rates earned by our offshore support vessels.

        Expansion of the worldwide offshore support vessel fleet would increase competition in the markets where Offshore Marine Services operates. The refurbishment of vessels taken out of service, conversion of vessels from uses other than oil and gas exploration and production support and related activities or construction of new vessels could all add vessel capacity to current worldwide levels. A significant increase in vessel capacity would lower charter rates.

Failure to maintain an acceptable safety record may have an adverse impact on our ability to retain Offshore Marine Services and Helicopter Services customers.

        Offshore Marine Services and Helicopter Services customers consider safety and reliability a primary concern in selecting a service provider. Offshore Marine Services and Helicopter Services must maintain a record of safety and reliability that is acceptable to our customers. Should this not be achieved, the ability to retain current customers and attract new customers may be adversely affected.

The Outer Continental Shelf Lands Act, as amended, provides the federal government with broad discretion in regulating the leasing of offshore resources for the production of oil and gas.

        Because offshore marine operations rely on offshore oil and gas exploration and production, the government's exercise of authority under the Outer Continental Shelf Lands Act, as amended, or OCSLA, to restrict the availability of offshore oil and gas leases could have a material adverse effect on our financial condition and results of operations.

Vessel and helicopter related risks could disrupt Offshore Marine Services and Helicopter Services operations and expose us to liability.

        The operation of offshore support vessels and helicopters is subject to various risks, including catastrophic disaster, adverse weather, mechanical failure and collision. Additional risks with respect to vessels include sea conditions, capsizing, grounding, oil and hazardous substance spills and navigation errors. These risks could endanger the safety of our personnel, equipment, cargo and other property, as well as the environment. If any of these events were to occur, we could be held liable for resulting damages. In addition, the affected vessels or helicopters could be removed from service and would become unavailable to generate revenues.

Helicopter Services may be subject to adverse weather conditions and seasonality.

        Weather-related and seasonal occurrences impact Helicopter Services including tropical storm season in the Gulf of Mexico and other seasonal conditions in Alaska and the western U.S., as well as the number of hours of daylight. Poor visibility, high winds, and heavy precipitation can affect the operation of helicopters and result in reduced flight hours. In the Gulf of Mexico and Alaska, winter months have more days of adverse weather conditions than the other months of the year and June through November is tropical storm season in the Gulf of Mexico. During tropical storms, Helicopter Services is unable to operate in the area of the storm although flight activity may increase due to the evacuation of offshore workers. In addition, many of Helicopter Services' facilities are located along the U.S. Gulf of Mexico coast and tropical storms may cause damage to its property. The fall and winter months have fewer hours of daylight. Consequently, flight hours are generally lower at these times. A significant portion of our revenues from Helicopter Services is dependent on actual flight hours and prolonged periods of adverse weather and the effect of fewer hours of daylight can adversely impact Helicopter Services.

Spill response revenue is subject to significant volatility.

        Environmental Services' spill response revenues can vary greatly between comparable fiscal periods based on the number and magnitude of spill responses in any given fiscal period which may vary widely. As a result, Environmental Services' profitability may also vary greatly from year to year.

A relaxation of oil spill regulation or enforcement could reduce demand for Environmental Services' services.

        Environmental Services is dependent upon the enforcement of regulations promulgated under OPA 90, international conventions and, to a lesser extent, upon local regulations. Less stringent oil spill regulations or less aggressive enforcement of these regulations would decrease demand for Environmental Services' services. There can be no assurance that oil spill regulation will not be relaxed or enforcement of existing or future regulation will not become less stringent. If this happens, the demand for Environmental Services' oil spill response services could be reduced.

A change in, or revocation of, the classification of National Response Corporation ("NRC") as an "Oil Spill Removal Organization" would result in a loss of business.

        Our Environmental Services business is conducted in part through our wholly-owned subsidiary NRC. NRC is classified by the Coast Guard as an Oil Spill Removal Organization, or OSRO. The Coast Guard classifies OSROs based on their overall ability to respond to various types and sizes of oil spills. Coast Guard classified OSROs have a competitive advantage over service providers without this classification because customers of classified OSROs are exempt from regulations that would otherwise require them to list their oil spill response resources in filings with the Coast Guard. A loss of NRC's ORSO classification or changes in the requirements for classification could eliminate or diminish NRC's ability to provide customers with this exemption. If this happens, Environmental Services could lose customers.

Environmental Services could incur liability in connection with providing spill response services.

        Although Environmental Services is generally exempt from liability under the federal Clean Water Act for its own actions and omissions in providing spill response services, this exemption would not apply if it was found to have been grossly negligent or to have engaged in willful misconduct, or if it fails to provide these services in compliance with the Clean Water Act. In addition, the exemption under the federal Clean Water Act would not protect Environmental Services against liability for personal injury or wrongful death, or against prosecution under other federal or state laws. While most of the U.S. states in which Environmental Services provides services have adopted similar exemptions, several states have not. If a court or other applicable authority determines that Environmental Services is not eligible for federal or state exemptions from liability in providing spill response services, Environmental Services could be liable together with the local contractor and the responsible party for any resulting damages, including damages caused by others.

Inland River Services is subject to variation in freight rates.

        Freight transportation rates may fluctuate from year to year as the amount of cargo transported on the inland waterways varies as a result of various factors, such as global economic conditions and business cycles, domestic and international agricultural production and demand and foreign currency exchange rates. Barge participation in the industry will also vary year to year and is dependent on the number of barges built and retired from service. Extended periods of high barge availability and low cargo demand could adversely impact Inland River Services.

Inland River Services' results of operations can be adversely affected by the decline in U.S. grain exports.

        Inland River Services' business is significantly affected by the level of grain export volume handled through Gulf of Mexico ports. Grain exports can vary due to causes that include crop harvest yield levels in the U.S. and abroad. A shortage of available grain overseas can increase demand for U.S. grain. Conversely, an abundance of grain overseas can decrease demand for U.S. grain. A decline in exports could result in excess barge capacity, which would likely lower freight rates earned by Inland River Services.

Inland River Services' results of operations can be adversely affected by international economic and political factors.

        The actions of foreign governments could affect the import and export of the dry-bulk commodities typically transported by Inland River Services. Foreign trade agreements and each country's adherence to the terms of such agreements can raise or lower demand for U.S. imports and exports of the dry-bulk commodities Inland River Services transports. National and international boycotts and embargoes of other countries' or U.S. imports and/or exports together with the raising or lowering of tariff rates will affect the demand for transportation of the cargoes Inland River Services transports. These actions or developments could have an adverse impact on Inland River Services.

Inland River Services' results of operations are affected by seasonal activity.

        Inland River Services' business is seasonal, and its quarterly revenues and profits have historically been lower during the first and second quarters of the year (January through June) and higher during the third and fourth quarters (July through December) during the grain harvest.

Inland River Services' results of operations are affected by adverse weather and river conditions.

        Weather patterns can affect river levels and cause ice conditions that can hamper barge navigation during the winter months. Locks on river systems may be closed for maintenance or other causes, which may delay barge movements. These conditions could adversely impact Inland River Services.

Inland River Services faces intense competition and there are few barriers to entry.

        There can be no assurance that competition will not adversely impact Inland River Services.

Inland River Services' results of operations could be materially and adversely affected by fuel price fluctuations.

        Inland River Services purchases towboat and fleeting services and fuel from third party vendors. Increases in the prices of fuel or services will impact Inland River Services' costs, which could adversely affect its results of operations.

We may incur significant costs, liabilities and penalties in complying with government regulations.

        Government regulations, such as international conventions, federal, state and local laws and regulations in jurisdictions where we operate, have a significant impact on our business. These regulations relate to worker health and safety, the manning, construction and operation of vessels, oil spills and other aspects of our business. Risks of incurring substantial compliance costs and liabilities and penalties for non-compliance, particularly with respect to environmental laws and regulations, are inherent in our business. We cannot predict whether we will incur such costs or penalties in the future.

Our insurance coverage may be inadequate to protect us from the liabilities that could arise in our businesses.

        We maintain insurance coverage against the risks related to our businesses. There can be no assurance, however, that our existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. If a loss occurs that is partially or completely uninsured, we could be exposed to substantial liability.

Our global operations are subject to currency exchange risks.

        In some of our foreign businesses, we collect revenues and pay expenses in local currency. If the value of foreign currencies (in particular the value of the Pound Sterling, the currency in the United Kingdom, where most of our currency exchange risk arises) decline against the U.S. dollar and we do not or are not able to minimize the effects of such fluctuations through currency hedging arrangements, our operating results may be adversely affected. There can be no assurance that we will not incur losses in the future as a result of currency exchange rate fluctuations.

Our failure to attract and retain qualified personnel could have an adverse effect on our business.

        The ability to attract and retain skilled personnel across all of our business segments is an important factor in our future success. The market for the personnel we employ is very competitive. We cannot be certain that we will be successful in this process in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain of the statements contained in this prospectus are "forward-looking" statements as defined under the Private Securities Litigation Reform Act of 1995. Generally, the words "expect," "believe," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address future operating performance, events or developments that we expect or anticipate will occur in the future, and statements expressing general optimism about future operating results, are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Factors exist that could cause our actual results to differ materially from the expected results described in or underlying our company's forward-looking statements. Some of such factors are described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statements" in this prospectus, and include:

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  the cyclical nature of the oil and gas industry,

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  adequacy of insurance coverage,

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  currency exchange fluctuations,

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  changes in foreign political, military and economic conditions,

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  the ongoing need to replace aging vessels,

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  dependence of our offshore marine services on several customers,

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  our ability to comply with governmental regulations, including environmental and safety regulations,

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  dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area, industry fleet capacity,

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  changes in foreign and domestic oil and gas exploration and production activity,

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  competition, vessel-related risks,

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  effects of adverse weather conditions and seasonality on our aviation services,

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  helicopter-related risks,

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  our ability to integrate effectively the operations of Seabulk into our own;

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  effects of adverse weather and river conditions and seasonality on inland river operations,

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  the level of grain export volume,

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  the effect of fuel prices on barge towing costs,

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  variability in freight rates for inland river barges,

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  changes in the National Response Corporation's Oil Spill Removal Organization ("OSRO") classification,

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  liability in connection with providing spill response services,

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  a decline in demand for domestic refined petroleum products, crude oil or chemical products or a change in existing methods of delivery that affects Seabulk's tanker and towing operations,

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  construction of additional refined petroleum product, natural gas or crude oil pipelines,

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  Seabulk's ongoing protection under the Jones Act,

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  Seabulk being required to phase out some of its single hull tankers from petroleum product transportation service in U.S. waters,

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  restrictions imposed by the Shipping Acts on the amount of foreign ownership of our common stock, and

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  the effect of international economic and political factors on inland river operations and various other matters, many of which are beyond our control.

        Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved. All written and verbal forward-looking statements attributable to SEACOR Holdings Inc. or persons acting on our behalf are expressly qualified in their entirety by such factors.

THE PROPOSED AMENDMENTS

        SEACOR and Seabulk are soliciting the Consents of the Holders of the Notes to the Proposed Amendments with respect to the Indenture. The Proposed Amendments would be set forth in a Supplemental Indenture to the Indenture. If the Supplemental Indenture becomes effective, it would apply to all Holders of the Notes.

        The main purposes of the Proposed Amendments are to modify the Indenture to provide us with the operational flexibility to integrate more effectively our and Seabulk's businesses, particularly to more effectively operate our cash management program, and to substitute our financial reports that we file with the SEC for Seabulk's financial reports. The Indenture currently limits the ability of Seabulk and its restricted subsidiaries from participating in our domestic cash management program, under which, depending on whether subsidiaries have short-term domestic cash surpluses or requirements, we either advance cash to our subsidiaries or our subsidiaries provide cash to us, in each case typically in the form of short-term loans that bear interest at prevailing market rates.

        The Proposed Amendments are being presented as one proposal for the Notes and the Indenture. Consequently, the delivery of a Consent by a Holder is the delivery of a Consent to all of the Proposed Amendments, and a Consent purporting to consent to only some of the Proposed Amendments will not be valid. Furthermore, the Consent of the Holders of a majority in aggregate principal amount of the Notes (other than Notes held by us or our affiliates) is required for the Proposed Amendments to the Indenture to become effective. The Supplemental Indenture will become effective upon execution by Seabulk, SEACOR, the subsidiary guarantors and the Trustee. If the Supplemental Indenture becomes effective, Holders of the Notes will be bound by the Supplemental Indenture, even if they have not consented to the Proposed Amendments. Until the Supplemental Indenture becomes effective, however, the Indenture, without giving effect to the Proposed Amendments, will remain in effect.

        The following is a summary of the key provisions of the Proposed Amendments to the Indenture. Please see "Annex A—Proposed Amendments" for a complete description of the text of the Proposed Amendments to the Indenture. The following summary is qualified by reference to the full provisions of the Indenture and the form of Supplemental Indenture, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Amendment to Permitted Investments Definition to Permit Loans to SEACOR and SEACOR's Other Subsidiaries

        Subject to certain exceptions, the Indenture prohibits Seabulk and its restricted subsidiaries from, among other things, making loans, advances or capital contributions to entities other than Seabulk and its restricted subsidiaries. In order to integrate Seabulk's business with ours and to more effectively operate our cash management program, we want to amend the definition of "Permitted Investments" to specifically permit loans and advances made to SEACOR and SEACOR's other direct or indirect subsidiaries. As a result, Seabulk and its restricted subsidiaries would be permitted to make loans and advances to SEACOR and SEACOR's other subsidiaries in an unlimited amount.

Amendment to Limitation on Indebtedness Covenant to Permit Loans from SEACOR and its Other Subsidiaries to Seabulk and its Restricted Subsidiaries

        Subject to certain exceptions, the Indenture prohibits Seabulk and its restricted subsidiaries from incurring indebtedness. In order to integrate Seabulk's business with ours and to more effectively operate our cash management program, we want to amend the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant to permit Seabulk and its restricted subsidiaries to incur indebtedness in the form of loans made by SEACOR and SEACOR's other direct or indirect subsidiaries to Seabulk or any of its restricted subsidiaries, so long as such loans are subordinated in right of payment to the Notes. As a result, Seabulk and its restricted subsidiaries would be permitted to incur additional indebtedness in an unlimited amount by obtaining loans from SEACOR and its other subsidiaries provided that such loans are subordinated in right of payment to the Notes.

Amendment to Affiliate Transactions Covenant to Permit Certain Transactions with SEACOR and SEACOR's Other Subsidiaries

        Subject to certain exceptions, the Indenture prohibits Seabulk and its restricted subsidiaries from engaging in any transaction with, or for the benefit of, any affiliate, including SEACOR and SEACOR's other subsidiaries. We want to integrate Seabulk's business with ours and have Seabulk and its restricted subsidiaries engage freely in transactions with SEACOR or any of SEACOR's other subsidiaries. In an effort to create that flexibility, we are proposing amendments to the Indenture that would specifically exclude transactions between and among Seabulk and its restricted subsidiaries on the one hand and SEACOR and SEACOR's other subsidiaries on the other hand, from the requirements of obtaining an independent fairness opinion or approval from Seabulk's board of directors, so long as such transactions are on terms no less favorable than those that would have been obtained in a comparable transaction in arm's length dealings with an unrelated person or otherwise on terms that are fair or reasonable to Seabulk and its restricted subsidiaries.

Amendment to Reporting Covenant

        The Indenture requires Seabulk to provide to the Holders of the Notes and to file with the SEC:

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  all quarterly and annual financial information that would be required to be contained in a Form 10-Q and Form 10-K filed with the SEC, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report by Seabulk's certified independent accountants; and

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  all current reports that would be required to be filed with the SEC on Form 8-K if Seabulk were required to file such reports.

        In an effort to eliminate the expense associated with continuing to produce and provide to Holders of the Notes separate financial reports for Seabulk and file such reports with the SEC, we are seeking consents to amend the Indenture to permit Seabulk to provide the financial reports and other information of a parent guarantor of the Notes (without including any condensed consolidated financial information related to Seabulk), in lieu of separate reports relating only to Seabulk. As a result, if the Proposed Amendments become effective, following the issuance of our Guarantee of the Notes, we, as a parent guarantor of the notes, would be permitted to provide to the Holders of the Notes our financial reports filed with the SEC (without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X) instead of the reports of Seabulk.

Revision of Certain Definitions and Other Text

        In connection with the Proposed Amendments described above, certain defined terms contained in the Indenture would be amended or deleted, and new defined terms would be added to the Indenture. Please see Annex A to this prospectus and the form of Supplemental Indenture for a more complete description of such amendments. In addition, we reserve the right to make certain technical changes to the Indenture pursuant to the provisions thereof and to include such changes in the Supplemental Indenture. Any such technical changes will not affect the substantive rights of the Holders of the Notes, other than as described above and do not require the consent of the Holders.

        The Proposed Amendments would also delete or amend or be deemed to have deleted or amended any provisions in the Notes corresponding to the provisions in the Indenture that are deleted or amended by virtue of the Proposed Amendments.

THE CONSENT SOLICITATION

General

        The main purposes of the Consent Solicitation and Proposed Amendments are to modify the Indenture to provide us with the operational flexibility to integrate more effectively our and Seabulk's businesses, particularly to more effectively operate our cash management program, and to substitute our financial reports that we file with the SEC for Seabulk's financial reports.

        In order for the Proposed Amendments to be effective, the Information Agent must receive the Requisite Consents from the Holders of a majority in aggregate principal amount of the Notes outstanding.

        As of the Record Date, there were $138.5 million aggregate principal amount of the Notes outstanding. Seabulk canceled $11.5 million aggregate principal amount of the Notes that were held by SEACOR. For purposes of determining whether Holders of the requisite principal amount of the Notes has given Consent, any Notes owned by us, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us, will be disregarded.

        If the Requisite Consents have been received, Seabulk, SEACOR, the subsidiary guarantors and the Trustee may execute the Supplemental Indenture in compliance with the conditions contained in the Indenture, and upon execution of the Supplemental Indenture, the Supplemental Indenture will become effective.

        The delivery of a Consent will not affect a Holder's right to sell or transfer any Notes, and a sale or transfer of any Notes after the Record Date will not have the effect of revoking any Consent properly given by the Holder of such Notes. Therefore, each properly executed and delivered Consent will be counted notwithstanding any sale or transfer of any Notes to which such Consent relates, unless the applicable Holder has complied with the procedure for revoking a Consent, as described herein and in the Consent Form. Failure to deliver a Consent will have the same effect as if a Holder had voted "No" to the Proposed Amendments.

Expiration Date; Extensions; Amendment; Termination

        We may extend the Consent Solicitation from time to time. In order to extend the Consent Solicitation, we will notify the Information Agent of any extension by oral or written notice and will make a public announcement thereof. Such announcements may state that we are extending the Consent Solicitation for a specified period of time. Failure of any Holder or beneficial owner of Notes to be so notified will not affect the extension of the Consent Solicitation.

        Notwithstanding anything to the contrary set forth herein, we reserve the right at any time on or prior to the business day following the Expiration Date, to (i) terminate the Consent Solicitation for any reason, (ii) extend the Consent Solicitation from time to time if any condition to this Consent Solicitation has not been met or waived, (iii) amend the terms of the Consent Solicitation, (iv) modify the form of consideration or (v) waive any of the conditions to the Consent Solicitation, in each case, subject to applicable law. If we take any of these actions, we will make a public announcement thereof.

        If the form of consideration is modified or if the Consent Solicitation is otherwise amended in any material manner, or we waive or modify any material conditions to the Consent Solicitation, we will promptly disclose such amendment, waiver or modification in a public announcement, and we may, if determined by us to be appropriate, extend the Consent Solicitation for no less than one day and extend the revocation rights for a corresponding period of time, such period to be set at our discretion, subject to applicable law.

        Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Consent Solicitation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release and complying with any applicable notice provisions of the Indenture.

Record Date

        This Consent Solicitation Statement and the Consent Form are being sent to all Holders of record on the Record Date as we are reasonably able to identify. Such date has been fixed as the date for the determination of Holders entitled to provide Consent pursuant to the Consent Solicitation. We reserve the right to establish, from time to time, but in all cases prior to receipt of the Requisite Consents, any new date as such Record Date and, thereupon, any such new date will be deemed to be the Record Date for purposes of the Consent Solicitation.

How to Consent

        Holders who wish to deliver a Consent to the Proposed Amendments should deliver one or more properly completed Consent Forms signed by or on behalf of such Holder by registered mail, hand delivery, overnight courier or by facsimile (with an original delivered subsequently) to the Information Agent at its address, facsimile number or email address set forth on the back cover of this Consent Solicitation Statement in accordance with the instructions contained in this Consent Solicitation Statement and the Consent Form. We will have the absolute right in our sole discretion to determine whether any purported Consent satisfies the requirements of the Consent Solicitation and the Indenture, and any such determination will be final and binding on the Holder who delivered such Consent or purported Consent. Consent Forms must be received by the Information Agent prior to the Expiration Date.

        Consents will be accepted from Holders and any other person who has obtained a proxy in a form reasonably acceptable to us that authorizes such other person (or person claiming title by or through such other person) to deliver a Consent with respect to any Notes on behalf of such Holder. For purposes of the Consent Solicitation, DTC has authorized the DTC Participants set forth in the position listing of DTC as of the Record Date to execute Consent Forms as if they were Holders of the Notes held of record in the name of DTC or its nominee. Accordingly, Consents will be accepted from DTC Participants as Holders. Any beneficial owner whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to deliver a Consent should contact the Holder of its Notes promptly and instruct such Holder to deliver a Consent on its behalf.

        Each Consent Form that is properly completed, signed, delivered to and received by the Information Agent prior to the Expiration Date (and accepted by us as such), and not validly revoked prior to the Effective Time, will be given effect in accordance with the specifications thereof. A Consent Form should not be delivered to us, the Trustee or the Solicitation Agent. However, we reserve the right to accept any Consent received by us, Trustee or the Solicitation Agent by any other reasonable means or in any form that reasonably evidences the giving of a Consent. Under no circumstances should any person tender or deliver Notes to us, the Trustee, the Solicitation Agent or the Information Agent. The method of delivery of a Consent Form and all other required documents to the Information Agent is at the risk of the Holder, and the delivery will be deemed made only when actually received by the Information Agent. In all cases, sufficient time should be allowed to assure timely delivery. No Consent Form should be sent to any person other than the Information Agent.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance and revocation of a Consent will be resolved by us, in our sole discretion, which resolution will be final and binding. We reserve the right to reject any and all Consents not validly given or any Consents, our acceptance of which could, in our opinion or the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities in the delivery of a Consent or modify the conditions to the Consent Solicitation. Unless waived, any defects or irregularities in connection with deliveries of Consent must be cured within such time as we will determine. None of us, the Trustee, the Solicitation

Agent, the Information Agent or any other person will be under any duty to give notification of defects, irregularities or waivers with respect to deliveries of Consent, nor will any of them incur any liability for failure to give such notification.

        If the Notes to which a Consent relates are held by two or more joint Holders, each such Holder must sign the Consent Form. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person's authority so to act. If Notes are held in different names, a separate Consent Form must be executed covering each name.

        If a Consent relates to fewer than all Notes held of record as of the Record Date by the Holder providing such Consent, such Holder must indicate on the Consent Form the aggregate dollar amount (in integral multiples of $1,000) of such Notes to which the Consent relates. Otherwise, the Consent will be deemed to relate to all Notes held by such Holder. Holders delivering Consents with respect to Notes will be deemed to consent to all of the Proposed Amendments, and a Consent Form purporting to consent to only a portion of the Proposed Amendments will not be valid.

Revocation of Consents

        Holders may revoke Consents delivered prior to the Effective Time. Any notice of revocation received after the Effective Time will not be effective. Unless properly revoked, a Consent by a Holder of Notes binds the Holder and every subsequent holder of such Notes or portion of such Notes that evidences the same debt as the consenting Holder's Notes, even if a notation of the Consent is not made on any such Notes.

        Subject to the immediately preceding paragraph, any Holder of the Notes as to which a Consent has been given prior to the Effective Time may revoke such Consent as to such Notes or any portion of such Notes (in integral multiples of $1,000) by delivering a written notice of revocation bearing a date later than the date of the prior Consent Form to the Information Agent at any time prior to the Effective Time. With respect to a Consent delivered prior to the Effective Time, any notice of revocation received by the Information Agent after the Effective Time will not be effective.

        To be effective, a notice of revocation must be in writing, signed by the Holder, must contain the name of the Holder and the principal amount of the Notes, must be received by the Information Agent, in its capacity as an agent for the Trustee, before the Effective Time and must be signed in the same manner as the original Consent Form. All revocations of Consent should be addressed to the Information Agent at the address, facsimile number or email address set forth on the back cover of this Consent Solicitation Statement.

        We reserve the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by us in our sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of us, any of our affiliates, the Solicitation Agent, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation, nor shall any of them incur any liability for failure to give such information.

Solicitation Agent and Information Agent

        We have retained UBS Securities LLC to serve as our Solicitation Agent and D.F. King & Co., Inc. to serve as our Information Agent and Tabulation Agent in connection with the Consent Solicitation. We have agreed to indemnify the Solicitation Agent and the Information Agent against certain liabilities and expenses. At any time, the Solicitation Agent may trade Notes for its own account or for the accounts of its customers and, accordingly, may have a long or short position in Notes. The

Solicitation Agent and its affiliates have provided in the past, and are currently providing, other investment banking, commercial banking and/or financial advisory services to us.

        We have not authorized any person (including the Solicitation Agent and the Information Agent) to give any information or make any representations in connection with the Consent Solicitation other than as set forth herein and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustee, the Information Agent, the Solicitation Agent or any other person.

        Requests for assistance in completing and delivering Consent Forms or for additional copies of this Consent Solicitation Statement or the Consent Form may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Consent Solicitation Statement.

Fees and Expenses

        We will bear the costs of the Consent Solicitation, including the fees and expenses of the Solicitation Agent and the Information Agent. We will pay the Trustee reasonable and customary compensation for its services in connection with the Consent Solicitation, plus reimbursement for expenses.

        Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Information Agent, by application of funds provided by us, for customary mailing and handling expenses incurred by them in forwarding materials to their customers. We will pay all other fees and expenses attributable to the Consent Solicitation and the execution of the Proposed Amendments, other than expenses incurred by Holders or beneficial owners of the Notes.

Conditions to the Consent Solicitation

        We will not accept properly executed, delivered and unrevoked consents with respect to the Notes unless:

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  Requisite Consents have been obtained (and have not been properly revoked) by us prior to the Expiration Time; and

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  there is no law or regulation which would, and there is no injunction or action or other proceeding (pending or threatened) which could, make unlawful or invalid or enjoin the implementation of any Proposed Amendment, the issuance of the Guarantee or the entering into of the Supplemental Indenture, or which would question the legality or validity thereof.

        Each of the conditions set forth above are for our sole benefit. In the event that any of the foregoing conditions are not satisfied, we may, among other things, in our sole discretion:

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  allow the Consent Solicitation to lapse;

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  waive any of such conditions and accept all Consents that were validly delivered and not properly revoked;

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  extend the Expiration Date and continue soliciting Consents; or

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  otherwise amend the terms of the Consent Solicitation.

Effective Date of Proposed Amendments and Guarantee

        The date on which the Proposed Amendments and Guarantee become effective is referred to as the Effective Time. The Effective Time will occur upon execution of the Supplemental Indenture following the receipt of the Requisite Consents. We will not issue our Guarantee unless the Supplemental Indenture has become effective.

DESCRIPTION OF THE GUARANTEE

        The following is a summary of SEACOR's proposed Guarantee of the Notes. The following summary is qualified by reference to the full provisions of the form of the Guarantee, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

        If the Proposed Amendments to the Indenture are approved, upon execution of the Supplemental Indenture, SEACOR will issue a full and unconditional Guarantee of the full and punctual payment when due, whether at maturity, by acceleration, redemption or otherwise, of the principal of and interest on the Notes, and all other monetary obligations of Seabulk under the Indenture insofar as such monetary obligations relate to the Notes. The Guarantee, which will be on substantially the same terms as the guarantees of the subsidiaries of Seabulk that currently guarantee the Notes pursuant to the terms of the Indenture, will be evidenced by the Supplemental Indenture. It will not be necessary for new certificates to be issued evidencing the Notes to reflect the benefit of the Guarantee; however, a separate notation of guarantee will be issued to evidence the Guarantee. Regardless of the outcome of the Consent Solicitation, the Notes will continue to be guaranteed by substantially the same subsidiaries of Seabulk that currently guarantee the Notes under the terms of the Indenture.

        SEACOR's Guarantee with respect to the Notes will be:

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  senior, unsecured obligation, equal in right of payment with all of SEACOR's existing and future senior, unsecured debt;

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  effectively junior to SEACOR's obligations secured by liens, to the extent of the value of the assets securing those obligations; and

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  senior in right of payment to SEACOR's subordinated debt, if any.

        The Guarantee will not make SEACOR or any of SEACOR's other subsidiaries subject to the covenants contained in the Indenture and will not otherwise contain any restrictions on our operations.

CREDIT RATINGS

        We expect the Notes, as amended by the Proposed Amendments and guaranteed by SEACOR, will be upgraded to the comparable SEACOR credit ratings, which are currently Ba1 by Moody's and BBB- by S&P. Ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as ratings do not comment as to the market price or suitability for a particular investor. The ratings reflect only the views of the respective rating agencies and are based on current information furnished to them by SEACOR and obtained from other sources and upon the rating agencies' own investigations, studies and assumptions. A rating may be revised upward or downward, suspended or withdrawn by a rating agency at any time if it decides circumstances warrant, and none of Seabulk, SEACOR or the Solicitation Agent has undertaken any responsibility after the amendment of the Indenture and the issuance of the Guarantee to maintain the ratings, to oppose any revision to or withdrawal of the ratings or to notify Holders of the Notes of any such events. Any downward revision to or withdrawal of the ratings may have an adverse effect on the prices at which the Notes trade. An explanation of the significance of such ratings may be obtained from the rating agency furnishing the rating at the following addresses: Standard & Poor's Ratings Services, 55 Water Street, New York, New York 10041 and Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007.

USE OF PROCEEDS

        SEACOR will not receive any cash proceeds from the issuance of the Guarantee.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below shows our ratio of earnings to fixed charges for each of the periods indicated. In computing the ratio of earnings to fixed charges, earnings is the result of adding "Income before Income Tax Expense, Minority Interest and Equity Earnings of 50% or Less Owned Companies," fixed charges, amortization of capitalized interest, distributed income of equity investees and our share of pre-tax losses of those equity investees for which we have guaranteed certain of their obligations and subtracting interest capitalized and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges represent interest expensed and capitalized, amortized premiums and capitalized expenses related to indebtedness, and interest within rental expense.

					Nine Months Ended
Year Ended December 31,
					September 30, 2005
2000	2001	2002	2003	2004
3.3x	5.5x	4.4x	2.3x	2.0x	4.0x

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax consequences of the Proposed Amendments and the addition of the Guarantee that may be relevant to a U.S. Holder (as defined below) of Notes as of the Record Date and who hold such Notes as "capital assets" (generally, property held for investment). The summary is based on the Internal Revenue Code of 1986 (the "Code"), regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect).

        The discussion does not deal with classes of beneficial owners subject to special tax rules, such as brokers, dealers in securities or currencies, banks and other financial institutions, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, regulated investment companies, real estate investment trusts, hybrid entities, certain former citizens or residents of the United States, individual retirement and other tax-deferred accounts, tax-exempt entities, insurance companies, partnerships or other pass-through entities, persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and persons subject to the alternative minimum tax. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Notes, you should consult your tax advisor. This discussion does not describe any state, local or non-U.S. tax consequences or any non-income tax consequences (e.g., estate and gift tax consequences). We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of the Notes who or which is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the "substantial presence" test under section 7701(b) of the Code;

  •
  a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (a) is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial business decisions of the trust, or (b) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

Tax Consequences of Consenting to the Proposed Amendments

        Deemed Exchange.    The tax treatment of a U.S. Holder will depend upon whether, for U.S. federal income tax purposes, the adoption of the Proposed Amendments and the addition of the Guarantee constitutes a "significant modification" to the Notes and, if so, whether the resulting deemed exchange of the Notes for new notes (the "Deemed Exchange") constitutes a tax-free recapitalization. If neither of the Proposed Amendments nor the Guarantee results in a significant modification with respect to the Notes, such events will not constitute taxable events and the new notes will be treated as a mere continuation of the Notes for U.S. federal income tax purposes. In that case, a U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes and such holder will continue to have the same tax basis and holding period in the Notes.

        Treasury regulations specifically address whether or not the modifications to the terms of a debt instrument will result in a deemed exchange of that debt instrument for U.S. federal income tax purposes. Generally, the modification of the terms of a debt instrument will be treated as a deemed exchange of an old debt instrument for a new debt instrument if such modification is a significant modification. Under applicable Treasury regulations, the modification of a debt instrument generally is a significant modification only if, among other things, based on all the facts and circumstances and taking into account all modifications, other than certain specified modifications, of the debt instrument collectively, the modification effects an alteration of the legal rights and obligations under such instruments in a manner that is "economically significant." The regulations provide specific rules regarding whether (i) the deletion or alteration of accounting or financial covenants of or with respect to a debt instrument and (ii) credit enhancements such as the addition of a guarantee on a debt instrument will be a significant modification.

        The regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Proposed Amendments should be viewed as merely altering or deleting customary accounting or financial covenants.

        The addition of a guarantee on a debt instrument will be a significant modification if the obligor's capacity to meet payment obligations under a debt instrument was primarily speculative prior to the modification and is adequate (taking into account the guarantee) after the modification. It is unclear whether the issuance of the Guarantee by SEACOR will result in a significant modification under this test. Accordingly, it is unclear whether or not the adoption of the Proposed Amendments and the Guarantee would constitute a significant modification of the Notes under the regulations. If no significant modification results, a U.S. Holder should recognize no income as a result of the Holder's consent to the Proposed Amendments.

        If the adoption of the Proposed Amendments and the addition of the Guarantee constitutes a significant modification of the Notes, such events would result in a Deemed Exchange and, unless the Deemed Exchange constitutes a recapitalization, would be a taxable event for U.S. federal income tax purposes. If a Deemed Exchange occurs and such exchange does not constitute a recapitalization (as discussed below), then a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized as a result of the Deemed Exchange and such holder's adjusted tax basis in the Notes. A U.S. Holder's adjusted tax basis for a Note generally will be equal to the cost of the Note to such U.S. Holder. A U.S. Holder's tax basis in a Note also will be (i) increased by any market discount previously included in income by such Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any amortizable bond premium which the U.S. Holder has previously deducted. A U.S. Holder's amount realized would generally be equal in amount to the "issue price" (described below) of the new notes received by such U.S. Holder at the time of the Deemed Exchange, but excluding any amount attributable to accrued but unpaid interest (which would be taxable as ordinary income). In general, assuming the Notes and the new notes deemed exchanged therefor are traded on an established securities market, the "issue price" of the new notes would generally be equal to their fair market value as of the effective date of the Proposed Amendments.

        Subject to the application of the market discount rules, gain or loss recognized upon a Deemed Exchange generally would be capital gain or loss, and would be long-term capital gain or loss if a U.S. Holder's holding period with respect to the Notes exceeded one year at the time of the Deemed Exchange. The deductibility of capital losses is subject to limitations.

        An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a Note at a "market discount." Subject to a statutory de minimis exception, market discount is the excess of the principal amount of such Note over the U.S. Holder's tax basis in such Note immediately after its acquisition by such Holder. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder in a Deemed Exchange of a Note having market discount in excess of the specified de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant interest basis) while such Note was held by the U.S. Holder.

        A U.S. Holder's adjusted tax basis in the new notes would equal the amount realized by such Holder for purposes of determining gain or loss, and such Holder would have a new holding period in such notes commencing on the day after the Deemed Exchange.

  Recapitalization

        Whether the Deemed Exchange would constitute a tax-free recapitalization would depend on, among other things, whether the Notes and the new notes constitute "securities" for U.S. federal income tax purposes. The term "security" is not defined in the Code or the Treasury regulations. Under applicable administrative pronouncements and judicial decisions, as a general matter, the determination of whether a debt instrument is a security depends on the terms, conditions and other facts and circumstances relating to the instrument and, consequently, is inherently uncertain. Generally, debt instruments with a maturity less than five years from the date of issuance do not constitute securities, whereas debt instruments with a maturity of ten years or more do constitute securities. A debt instrument with an original term of more than five years from the date of issuance but less than ten years may qualify as a security. In addition, the IRS has recently ruled that where the original debt instrument qualified as a security, a new debt instrument received in an exchange for that original debt instrument may, under certain circumstances, be treated as a security even if the remaining term of the new debt instrument is less than five years. The Notes had an original term of ten years and the new notes would have a term of a little over seven years as of the effective date of the Proposed Amendments. Although it is not free from doubt whether the new notes would be treated as a securities under the recent ruling or the more general authorities, SEACOR believes that the new notes should be treated as securities and consequently believes any Deemed Exchange should qualify as a tax-free reorganization. Under tax-free reorganization treatment, a U.S. Holder would not recognize gain or loss on the Deemed Exchange.

        In light of the complexity of the applicable rules, U.S. Holders are encouraged to consult their tax advisors regarding the risk that the adoption of the Proposed Amendments and the addition of the Guarantee constitutes a significant modification for U.S. federal income tax purposes, the tax consequences to them if the events are so treated, the characterization of the original Notes and new notes as securities for tax purposes.

        Each Holder should consult its own tax advisor with regard to the Proposed Amendments and the Guarantee and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2004, and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Seabulk International, Inc.("Seabulk") included in Seabulk's Annual Report on Form 10-K/A for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements of Seabulk are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters relating to the Consent Solicitation that may be offered pursuant to this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition, our SEC filings are available on our website at http://www.seacorholdings.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC under Sections 13(a) or 14 of the Securities Exchange Act of 1934. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement. We incorporate by reference in this prospectus the following documents:

  •
  our Annual Reports on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2004;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

  •
  our Current Reports on Form 8-K filed with the SEC on January 5, 2005, February 8, 2005, March 14, 2005, March 17, 2005, April 22, 2005, May 9, 2005, June 27, 2005, July 1, 2005, August 8, 2005 (Form 8-K/A) (excluding the unaudited consolidated condensed financial statements as of March 31, 2005, and for the three months ended March 31, 2005 and 2004 incorporated by reference in Item 9.01(a), which have been superseded by the financial statements and related notes thereto for the fiscal quarter ended September 30, 2005 incorporated by reference herein, and the unaudited pro forma condensed combined financial statements as of and for the three months ended March 31, 2005 incorporated by reference in Item 9.01(b), which have been superseded by the unaudited condensed combined pro forma statement of income for the nine months ended September 30, 2005 incorporated by reference herein), September 13, 2005, October 13, 2005, October 28, 2005, December 12, 2005 and February 3, 2006;

  •
  any of our future filings with the SEC under Section 13(a), 14 or 15(d) of the Exchange Act until our offering is completed; provided that the prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K;

  •
  the financial statements and related notes thereto in Seabulk International, Inc.'s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004;

  •
  the financial statements and related notes thereto in Seabulk International, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005; and

  •
  the unaudited condensed combined pro forma statement of income for the nine months ended September 30, 2005 and related notes thereto in the Post-Effective Amendment No. 3 to our Registration Statement on Form S-1 (No. 333-123597) filed with the Commission on November 23, 2005.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

SEACOR Holdings Inc.
INVESTOR RELATIONS
460 Park Avenue, 12th Floor
New York, NY 10022

ANNEX A—PROPOSED AMENDMENTS

I.
The following provisions of the Indenture would be amended as follows (capitalized terms used but not defined herein have the meaning given to them in the Indenture, as amended by the proposed amendments; amended provisions shown in strikethrough and underlined text):

A. Section 1.01 (Definition of "Permitted Investments")

        "Permitted Investments" means:

          (1)   any Investment in the Company or in a Restricted Subsidiary of the Company other than a Restricted Subsidiary that is restricted from making dividends or distributions with respect to its Capital Stock owned by the Company or another Restricted Subsidiary other than by operation of applicable law;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

          (4)   any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or (b) a disposition of properties or assets that does not constitute an Asset Sale;

          (5)   receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

          (6)   Investments in any Person (a) in exchange for an issue or sale by the Company of its Common Stock or (b) out of the net cash proceeds of an issue or sale by the Company of its Common Stock so long as such Investment pursuant to this clause (b) occurs within 90 days of the closing of such issuance or sale of Common Stock;

          (7)   loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; ~~and~~

          (8)   Investments in Vessel Financing Subsidiaries and/or in Persons engaged principally in the business of providing marine transportation, towing or support services to the oil, gas and/or chemicals industry or businesses reasonably complementary or related thereto, provided that the aggregate amount of such Investments pursuant to this clause (8) shall not exceed at any one time $25.0 million plus 10% of any increase in the Company's Consolidated Net Tangible Assets from October 1, 2003 to the end of the latest fiscal quarter for which financial statements are available~~.~~; and

          (9)    loans and advances made to the Parent or any direct or indirect Subsidiary of the Parent (other than the Company and its Restricted Subsidiaries).

B. Section 4.03 (Reports by Company)

          (a)   Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing) within the time periods specified in the Exchange Act and, within 15 days of filing, or attempting to file, the same with the SEC, furnish to the Trustee and the holders of the Notes:

            (1)   all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

            (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. The Company shall at all times comply with TIA Section 314(a).

          ~~(b)    The Company and the Guarantors shall furnish to the holders of the Notes, prospective purchasers of the Notes and securities analysts, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.~~

          ~~(c)    The quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management's Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of any Unrestricted Subsidiaries.~~

          (b)    Notwithstanding the foregoing, if the Parent executes and delivers a full and unconditional guarantee of the Notes, the reports and other information required by this Section 4.03 may be filed by and be those of the Parent.

C. Section 4.09 (Limitation on Indebtedness Covenant)

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur" or an "incurrence") any Indebtedness, and the Company will not, and will not permit any Guarantor to, issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock; provided, however, that so long as no Default or Event of Default has occurred and is continuing the Company and any Guarantor may incur Indebtedness and issue Disqualified Stock, if the Consolidated Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness or Disqualified Stock had been issued or incurred at the beginning of such four-quarter period.

The foregoing provisions shall not apply to:

          (1)   the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the sum of (A) $100.0 million plus (B) 25% of any increase in Consolidated Net Tangible Assets from October 1, 2003 to the end of the latest fiscal quarter for which financial statements are available plus (C) any fees, premiums, expenses (including costs of collection), indemnities and similar amounts payable in connection with such Indebtedness;

          (2)   the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

          (3)   the incurrence by the Company and its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculation;

          (4)   the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by the Notes (other than Additional Notes), the Subsidiary Guarantees thereof and this Indenture;

          (5)   guarantees by the Guarantors of Indebtedness incurred in accordance with the provisions of the Indenture;

          (6)   the incurrence of intercompany Indebtedness (i) between or among the Company and any of its Restricted Subsidiaries~~, provided~~ or (ii) by the Company and any of its Restricted Subsidiaries from the Parent and any of its Subsidiaries (other than the Company and its Restricted Subsidiaries), provided, in each such case, that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company, shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; provided, however:

            (a)   if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

            (b)   if a Guarantor is the obligor on such Indebtedness and the Company or a Guarantor is not the obligee, such Indebtedness is expressly subordinated in right of payment to the Subsidiary Guarantee of such Guarantor;

          (7)   Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary thereof in the ordinary course of business, including, without limitation, guarantees or obligations of the Company or any Restricted Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

          (8)   the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by this Indenture to be incurred (other than pursuant to clause (1), (3), (5), (6), (7), (9), (11), (12), (13) and (14) of this Section 4.09);

          (9)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations with respect to assets (other than Capital Stock or other Investments except in the case where the issuer thereof will become a Restricted Subsidiary of the Company in connection with the relevant transactions), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount (together with Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, such Indebtedness or any such Permitted Refinancing Indebtedness) not to exceed $20.0 million at any time outstanding;

          (10) Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the preceding paragraph after giving effect to the incurrence of such Indebtedness pursuant to this clause (10);

          (11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

          (12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (13) Indebtedness of the Company or any Restricted Subsidiary incurred to finance the replacement (through construction or acquisition) of one or more Vessels, upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other involuntary taking of title to or use of such Vessel (provided that such loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other involuntary taking of title to or use of such Vessel was covered by insurance or resulted in the actual payment of compensation, indemnification or similar payments to such Person (collectively, a "Total Loss")) in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) actually received by the Company or any Restricted Subsidiary from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss; and

          (14) in addition to the items referred to in clauses (1) through (13) above, Indebtedness of the Company and the Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (14) and then outstanding, will not exceed $25.0 million at any one time outstanding.

        The Company shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Subsidiary Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or of such Guarantor, as the case may be.

        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with this Section 4.09:

          (15) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this Section 4.09, the Company, in its sole discretion, will classify such item of Indebtedness on the date of incurrence (or later classify or reclassify such Indebtedness, in its sole discretion) and only be required to include the amount and type of such Indebtedness in one of such clauses;

          (16) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

          (17) the principal amount of any Disqualified Stock of the Company or a Guarantor will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

          (18) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness; and

          (19) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        In addition, the Company will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness (other than Non-Recourse Debt) or issue any shares of Disqualified Stock. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

D. Section 4.11 (Affiliate Transactions Covenant)

        The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any properties or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1)   such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary in arm's-length dealings with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary; and

          (2)   the Company delivers to the Trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a written opinion as to the fairness to the Company or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to the Company, provided, however, that the following shall be deemed not to be Affiliate Transactions:

          (A)  any employment agreement or other employee compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

          (B)  transactions between or among the Company and its Restricted Subsidiaries;

          (C)  Permitted Investments and Restricted Payments that are permitted by the provisions of this Indenture;

          (D)  loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $500,000 outstanding at any one time;

          (E)  indemnities of officers, directors and employees of the Company or any Restricted Subsidiary permitted by bylaw or statutory provisions;

          (F)  the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Subsidiary; and

          (G)  the sale or issuance to any Affiliate of any Equity Interests in the Company other than Disqualified Stock; ~~and~~

          (H)  the payment of reasonable and customary fees or commissions to the Permitted Holders for investment banking or other financial services~~.~~;

          (I)    transactions between or among the Company and its Restricted Subsidiaries, on the one hand, and the Parent and any direct or indirect Subsidiary of the Parent (other than the Company and its Restricted Subsidiaries) on the other hand, so long as such transaction is on terms that are no less favorable to the Company or relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary in arm's length dealings with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary; and

          (J)    the incurrence of any Indebtedness permitted under Section 4.09.

II.
The following definitions would be amended in or added to Section 1.01 of the Indenture, as applicable, in its proper alphabetical location (capitalized terms used but not defined herein have the meanings given to them in the Indenture):

        "Guarantor" means (a) each Restricted Subsidiary of the Company named on the signature page hereto, (b) any other Restricted Subsidiary of the Company that executes a supplement to this Indenture in accordance with Section 4.13 or 10.03 here of, ~~and~~ (c) the respective successors and assigns of such Restricted Subsidiaries, as required under Article 10 hereof, in each case until such time as any such Restricted Subsidiary shall be released and relieved of its obligations pursuant to Section 8.02, 8.03, 10.04 or 10.05 hereof~~.~~ and (d) and for the purposes of Article 10 only, any direct or indirect parent of the Company that executes a supplement to this Indenture to fully and unconditionally guarantee the Company's Obligations under the Notes in accordance with the terms of Article 10 hereof.

        "Parent" means SEACOR Holdings Inc., a Delaware corporation, or any other direct or indirect parent company of the Company.

SEACOR HOLDINGS INC.
SOLICITATION OF CONSENT TO INDENTURE AMENDMENTS AND
WAIVER OF DEFAULTS

        In order to give the Consent, a Holder should mail, hand deliver, send by overnight courier or by facsimile (confirmed by physical delivery) a properly completed and duly executed Consent Form, and any other required document, to the Information Agent at its address, facsimile number or email address set forth below. Any questions or requests for assistance or for additional copies of this Consent Solicitation Statement or related documents may be directed to the Information Agent at one of its telephone numbers set forth below. A Holder (or a beneficial owner that is not a Holder) may also contact the Solicitation Agent or the Information Agent at their respective telephone numbers set forth below or its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

The Solicitation Agent for the Solicitation is:
UBS Securities LLC
677 Washington Blvd.
Stamford, Connecticut 06901

Telephone: (203) 719-4210 (collect)
                   (888) 722-9555 ext. 4210 (toll free)
Attention: Liability Management Group

The Information Agent for the Solicitation is:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005

Banks and Brokers call: (212) 269-5550 (collect)
All others call toll-free: (800) 628-8532

The Tabulation Agent for the Solicitation is:
D.F. King & Co., Inc.

By Courier, Hand Delivery or Mail:
48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Gina Ruotolo

By Facsimile Transmission:
(212) 809-8839

Confirm by Telephone:
(212) 493-6958

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.

Securities and Exchange Commission registration fee	$14,819.50
Printing expenses	85,000.00
Accounting fees and expenses	75,000.00
Legal fees and expenses	150,000.00
Information Agent and Tabulation Agent fees and expenses	20,000.00
Miscellaneous	5,000.00

Total	$349,819.50

Item 15.    Indemnification of Directors and Officers

        As more fully described below, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits Delaware corporations to indemnify each of their present and former directors or officers under certain circumstances, provided that such persons acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation. Article III of our Amended and Restated Bylaws provides that we will indemnify, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended from time to time, all persons whom we may indemnify pursuant thereto and in the manner prescribed thereby.

        Specifically, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above.

        Section 145 of the DGCL permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

        Section 102(b) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our certificate of incorporation contains provisions that limit the personal liability of each of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions eliminate personal liability to the fullest extent permitted by the DGCL.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits:

Exhibit Number	Description
2.1*
Agreement and Plan of Merger, dated as of December 19, 2000, by and between SEACOR SMIT Inc. and SCF Corporation (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.2*
Stock Exchange Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.3*	Agreement and Plan of Merger, dated March 16, 2005 (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the Commission on March 17, 2005).
4.1*
Indenture, dated as of November 1, 1996, between First Trust National Association, as trustee, and SEACOR Holdings, Inc. (including therein forms of 5 3/8% Convertible Subordinated Notes due November 15, 2006 of SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).

4.2*
Indenture, dated as of September 22, 1997, between SEACOR SMIT Inc. and First Trust National Association, as trustee (including therein Form of Exchange Note 7.20% Senior Notes Due 2009)(incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.3*
Investment and Registration Rights Agreement, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., Miller Family Holdings, Inc., Charles Fabrikant, Mark Miller, Donald Toenshoff, Alvin Wood, Granville Conway and Michael Gellert (incorporated herein by reference to Exhibit 4.0 of the Company's Current Report on Form 8-K dated March 14, 1995, as amended).
4.4*
Investment and Registration Rights Agreement, dated as of May 31, 1996, among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 7, 1996).
4.5*
Registration Rights Agreement, dated November 5, 1996, between SEACOR Holdings, Inc. and Credit Suisse First Boston Corporation, Salomon Brothers Inc. and Wasserstein Perella Securities, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.6*
Investment and Registration Rights Agreement, dated as of December 19, 1996, by and between SEACOR Holdings, Inc. and Smit International Overseas B.V. (incorporated herein by reference to Exhibit 4.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
4.7*
Investment and Registration Rights Agreement, dated as of January 3, 1997, among SEACOR Holdings, Inc., Acadian Offshore Services, Inc., Galaxie Marine Service, Inc., Moonmaid Marine, Inc. and Triangle Marine, Inc. (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No. 333-20921) filed with the Commission on January 31, 1997).
4.8*
Investment and Registration Rights Agreement, dated October 27, 1995, by and between SEACOR Holdings, Inc. and Coastal Refining and Marketing, Inc. (incorporated herein by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.9*
Investment and Registration Rights Agreement, dated November 14, 1995, by and between SEACOR Holdings, Inc. and Compagnie Nationale de Navigation (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.10*
Registration Agreement, dated as of September 22, 1997, between the Company and the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.11*
Restated Stockholders' Agreement dated December 16, 1992 (incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).

4.12*
Investment and Registration Rights Agreement, dated as of April 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-37492) filed with the Commission on May 19, 2000).
4.13*
Investment and Registration Rights Agreement, dated as of December 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.14*
Investment and Registration Rights Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.15*
SEACOR SMIT Inc. 2000 Employee Stock Purchase Plan, as amended February 14, 2001 (incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (No. 333-56714), filed with the Commission on March 8, 2001).
4.16*
Instrument, dated May 4, 2001, setting forth terms of (pound) 14,668,942 in aggregate principal amount of Fixed Rate Abatable Loan Notes (including Form of Loan Note Certificate as a Schedule thereto) (incorporated herein by reference to the Company's Current Report on Form 8-K filed with the Commission on May 17, 2001).
4.17*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.2 to Amendment No.1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.18*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.19*
Indenture, dated as of December 17, 2004, between SEACOR Holdings Inc. and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.20*
Registration Rights Agreement, dated December 17, 2004, between the Company and Credit Suisse-First Boston LLC (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.21*	Registration Rights Agreement, dated March 16, 2005 (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Commission on March 17, 2005).
4.22*
Indenture, dated as of August 5, 2003, among Seabulk International, Inc., the guarantors named therein and Wachovia Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.7 to Seabulk International Inc.'s Registration Statement on Form S-4 (No. 333-110138) filed with the Commission on October 31, 2003).

4.23*
Supplemental Indenture, dated as of October 3, 2003, among Seabulk International, Inc., the Guarantors named therein and Wachovia Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.9 to Seabulk International, Inc.'s Registration Statement on Form S-4 (No. 333-110138) filed with the Commission on October 31, 2003).
4.24*
Second Supplemental Indenture, dated as of March 22, 2004, among Seabulk International, Inc., the Guarantors named therein and Wachovia Bank National Association, as Trustee (incorporated herein by reference to Exhibit 10.11 to the Annual Report on Form 10-K of Seabulk International, Inc. for the fiscal year ended December 31, 2003).
4.25	Form of Third Supplemental Indenture.
5.1	Opinion of Weil, Gotshal & Manges LLP.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Independent Registered Public Accounting Firm.
23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
99.1	Form of Consent Form.

*
Incorporated herein by reference as indicated.

Item 17.    Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or I on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 7, 2006.

SEACOR HOLDINGS INC.
By:	/s/ CHARLES FABRIKANT Charles Fabrikant Chairman of the Board of Directors, President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles Fabrikant, Richard Ryan and Matthew Cenac, each of them acting alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 7, 2006.

Signatures	Title

/s/ CHARLES FABRIKANT Charles Fabrikant	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
/s/ RICHARD RYAN Richard Ryan	Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ MATTHEW CENAC Matthew Cenac	Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ JAMES COWDEROY James Cowderoy	Director
/s/ PIERRE DE DEMANDOLX Pierre de Demandolx	Director
/s/ RICHARD M. FAIRBANKS III Richard M. Fairbanks III	Director
/s/ MICHAEL E. GELLERT Michael E. Gellert	Director

/s/ JOHN C. HADJIPATERAS John C. Hadjipateras	Director
/s/ OIVIND LORENTZEN Oivind Lorentzen	Director
/s/ ANDREW R. MORSE Andrew R. Morse	Director
/s/ STEPHEN STAMAS Stephen Stamas	Director
/s/ STEVEN J. WISCH Steven J. Wisch	Director
/s/ STEVEN WEBSTER Steven Webster	Director
/s/ CHRISTOPHER REGAN Christopher Regan	Director

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of December 19, 2000, by and between SEACOR SMIT Inc. and SCF Corporation (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.2*
Stock Exchange Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.3*	Agreement and Plan of Merger, dated March 16, 2005 (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission March 17, 2005).
4.1*
Indenture, dated as of November 1, 1996, between First Trust National Association, as trustee, and SEACOR Holdings, Inc. (including therein forms of 5 3/8% Convertible Subordinated Notes due November 15, 2006 of SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.2*
Indenture, dated as of September 22, 1997, between SEACOR SMIT Inc. and First Trust National Association, as trustee (including therein Form of Exchange Note 7.20% Senior Notes Due 2009)(incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.3*
Investment and Registration Rights Agreement, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., Miller Family Holdings, Inc., Charles Fabrikant, Mark Miller, Donald Toenshoff, Alvin Wood, Granville Conway and Michael Gellert (incorporated herein by reference to Exhibit 4.0 of the Company's Current Report on Form 8-K dated March 14, 1995, as amended).
4.4*
Investment and Registration Rights Agreement, dated as of May 31, 1996, among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 7, 1996).
4.5*
Registration Rights Agreement, dated November 5, 1996, between SEACOR Holdings, Inc. and Credit Suisse First Boston Corporation, Salomon Brothers Inc. and Wasserstein Perella Securities, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.6*
Investment and Registration Rights Agreement, dated as of December 19, 1996, by and between SEACOR Holdings, Inc. and Smit International Overseas B.V. (incorporated herein by reference to Exhibit 4.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
4.7*
Investment and Registration Rights Agreement, dated as of January 3, 1997, among SEACOR Holdings, Inc., Acadian Offshore Services, Inc., Galaxie Marine Service, Inc., Moonmaid Marine, Inc. and Triangle Marine, Inc. (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No. 333-20921) filed with the Commission on January 31, 1997).

4.8*
Investment and Registration Rights Agreement, dated October 27, 1995, by and between SEACOR Holdings, Inc. and Coastal Refining and Marketing, Inc. (incorporated herein by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.9*
Investment and Registration Rights Agreement, dated November 14, 1995, by and between SEACOR Holdings, Inc. and Compagnie Nationale de Navigation (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.10*
Registration Agreement, dated as of September 22, 1997, between the Company and the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.11*
Restated Stockholders' Agreement dated December 16, 1992 (incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).
4.12*
Investment and Registration Rights Agreement, dated as of April 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-37492) filed with the Commission on May 19, 2000).
4.13*
Investment and Registration Rights Agreement, dated as of December 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.14*
Investment and Registration Rights Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.15*
SEACOR SMIT Inc. 2000 Employee Stock Purchase Plan, as amended February 14, 2001 (incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (No. 333-56714), filed with the Commission on March 8, 2001).
4.16*
Instrument, dated May 4, 2001, setting forth terms of (pound) 14,668,942 in aggregate principal amount of Fixed Rate Abatable Loan Notes (including Form of Loan Note Certificate as a Schedule thereto) (incorporated herein by reference to the Company's Current Report on Form 8-K filed with the Commission on May 17, 2001).
4.17*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.2 to Amendment No.1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.18*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.19*
Indenture, dated as of December 17, 2004, between SEACOR Holdings Inc. and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated March 14, 2005 and filed with the Commission on March 14, 2005).

4.20*
Registration Rights Agreement, dated December 17, 2004, between the Company and Credit Suisse-First Boston LLC (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.21*	Registration Rights Agreement, dated March 16, 2005 (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Commission on March 17, 2005).
4.22*
Indenture, dated as of August 5, 2003, among Seabulk International, Inc., the guarantors named therein and Wachovia Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.7 to Seabulk International Inc.'s Registration Statement on Form S-4 (No. 333-110138) filed with the Commission on October 31, 2003).
4.23*
Supplemental Indenture, dated as of October 3, 2003, among Seabulk International, Inc., the Guarantors named therein and Wachovia Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.9 to Seabulk International Inc.'s Registration Statement on Form S-4 (No. 333-110138) filed with the Commission on October 31, 2003).
4.24*
Second Supplemental Indenture, dated as of March 22, 2004, among Seabulk International, Inc., the Guarantors named therein and Wachovia Bank National Association, as Trustee (incorporated herein by reference to Exhibit 10.11 to the Annual Report on Form 10-K of Seabulk International, Inc. for the fiscal year ended December 31, 2003).
4.25	Form of Third Supplemental Indenture.
5.1	Opinion of Weil, Gotshal & Manges LLP.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Independent Registered Public Accounting Firm.
23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
99.1	Form of Consent Form.

*
Incorporated herein by reference as indicated.

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IMPORTANT
TABLE OF CONTENTS
SUMMARY
Overview
The Consent Solicitation and Offer to Guarantee
RISK FACTORS
Risks Related to the Proposed Amendments
Risks Related to the Seabulk Merger
Risks Related to Seabulk's Business
Risks Related to our Business
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE PROPOSED AMENDMENTS
THE CONSENT SOLICITATION
DESCRIPTION OF THE GUARANTEE
CREDIT RATINGS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
ANNEX A—PROPOSED AMENDMENTS
SEACOR HOLDINGS INC. SOLICITATION OF CONSENT TO INDENTURE AMENDMENTS AND WAIVER OF DEFAULTS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX